Exhibit 16.1

STAN J.H. LEE, CPA
2160 North Central Rd. Suite 203
Fort Lee, NJ 07024
T: 619-623-7799
F: 619-564-3408
E-mail: stan2u@gmail.com

November 21, 2011

U.S. Securities and Exchange Commission
100 F. Street NE
Washington D.C. 20549

Re:          GlyEco, Inc. (formerly Environmental Credits Ltd.)
Form 8-K
File No. 000-30396

Dear Sir/Madam:

We have read the statements set forth by GlyEco, Inc., a Nevada corporation formerly known as Environmental Credits, Ltd. (the “Company”), under Item 4.01 of Form 8-K, dated November 21, 2011, regarding the dismissal of our firm as the Company’s independent registered public accounting firm.  We hereby agree such statements regarding our firm and consent to the Company’s filing of this letter as Exhibit 16.1 to the Form 8-K.

/s/ STAN J.H. LEE
Stan J.H. Lee, CPA
Fort Lee, NJ